                                                                    EXHIBIT 12.2


            COMPUTATION OF RATIO OF EBITDA (AS DEFINED) TO INTEREST EXPENSE

                               1995          1996        1997       1998        1999
EBITDA (as defined)          $ 13,168     $ 17,213    $ 24,522   $ 43,547     $ 50,562
Interest expense                5,193        4,510       3,463      3,175       22,722
                             --------     --------    --------   --------     --------
Ratio                             2.5          3.8         7.1       13.7          2.2
                             ========     ========    ========   ========     ========



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